Exhibit 10.2

TYPTAP INSURANCE GROUP, INC.

2021 EQUITY INCENTIVE PLAN

RESTRICTED STOCK AWARD

Dear [______________]:

You have been granted an award of shares of the common stock (“Common Stock”) of TypTap Insurance Group, Inc. (the “Company”) constituting a Restricted Stock Award (this “Award”) under the TypTap Insurance Group, Inc. 2021 Equity Incentive Plan (the “Plan”) with terms and conditions described below. This Award is granted under and governed by the terms and conditions of the Plan. Additional provisions regarding this Award and definitions of capitalized terms used and not defined in this Award can be found in the Plan.

Grant Date:	[____________]

Number of Shares of Restricted Stock	[____________]

(“Restricted Shares”):

Vesting Schedule:	The Restricted Shares will vest as follows.

•   [_____] of the Restricted Shares will vest in accordance with the following schedule provided that, on each such vesting date, you have been continuously employed by or in the service of the Company or an Affiliate through and including such date:

(i) _____ shares on May 20, 2021

(ii) _____ shares on May 20, 2022

(iii) _____ shares on May 20, 2023

(iv) _____ shares on May 20, 2024

•   [_____] of the Restricted Shares (the “Time-Vested Shares”) will vest as follows: one-fourth of the Time-Vested Shares will vest on the first anniversary of the Grant Date, one-fourth of the Time-Vested Shares will vest on the second anniversary of the Grant Date, one-fourth of the Time-Vested Shares will vest on the third anniversary of the Grant Date, and one-fourth of the Time-Vested Shares will vest on the fourth anniversary of the Grant Date; provided that, on each such vesting date, you have been continuously employed by or in the service of the Company or an Affiliate through and including such date.

•   [_____] of the Restricted Shares will vest, if ever, on the first anniversary of the date on which the Company Stock Value (as defined below) first equals or exceeds $15.00 for 30 consecutive trading days on the Applicable Exchange (or, if the Common Stock is not traded on an Applicable Exchange, the first anniversary of the Applicable Valuation Date (as defined below) on which the Company Stock Value first equals or exceeds $15.00, as evidenced by a Written Determination), provided that you have been continuously employed by or in the service of the Company or an Affiliate through and including such vesting date.

•   [_____] of the Restricted Shares will vest, if ever, on the first anniversary of the date on which the Company Stock Value first equals or exceeds $20.00 for 30 consecutive trading days on the Applicable Exchange (or, if the Common Stock is not traded on an Applicable Exchange, the first anniversary of the Applicable Valuation Date (as defined below) on which the Company Stock Value first equals or exceeds $20.00, as evidenced by a Written Determination), provided that you have been continuously employed by or in the service of the Company or an Affiliate through and including such vesting date.

All unvested Restricted Shares will immediately and automatically be forfeited on the sixth anniversary of the Grant Date. Other events of forfeiture appear in this Award and in the Plan. For purposes of this Award, the term “Company Stock Value” means (i) if the Company Stock Value is being measured on or following the date on which Company’s Common Stock is traded on an Applicable Exchange, then the Company Stock Value will be the closing price of the Company’s Common Stock on the Applicable Exchange, or (ii) if the Company’s Common Stock is not then traded on an Applicable Exchange, then the Company Stock Value will be equal to the fair market value of a share of Common Stock as will be determined in writing by the Administrator as of a valuation date specified by the Administrator (the “Applicable Valuation Date”), which determination will be made specifically for the purpose of determining whether a vesting condition hereunder is satisfied (a “Written Determination”). For purposes of foregoing clause (ii), the determination of fair market value will assume that all outstanding preferred shares are converted into Common Stock in accordance with the conversion terms thereof immediately prior to the Applicable Valuation Date, and such determination will be made without valuation discounts for lack of marketability or lack of control (or similar discounts).

The foregoing share numbers and Company Stock Value numbers will be subject to adjustment by the Board or Administrator to take into account stock dividends or any subdivisions or combinations of the Common Stock by the Company that occur following the Grant Date.

Notwithstanding the foregoing, the Restricted Shares will vest in full upon a Change in Control, if you are continuously employed with, or in the service of, the Company or an Affiliate thereof through the day preceding the date of the Change in Control.

Termination of Employment:	Upon your termination of employment with, or cessation of services to, the Company or an Affiliate thereof prior to the date the Restricted Shares are vested, you will forfeit the unvested Restricted Shares.

Release of Shares:	The Restricted Shares will be held in an account at the Company’s transfer agent pending vesting (or in an account on the Company’s stock book at such time that the Company does not have a transfer agent). As soon as practicable after any Restricted Shares vest, the applicable restrictions on the Restricted Shares will be removed and such Shares will be issued according to your instructions.

Transferability of Restricted Shares:	You may not sell, transfer or otherwise alienate or hypothecate any of your Restricted Shares until they are vested. In addition, by accepting this Award, you agree not to sell any Shares acquired under this Award other than as set forth in the Plan and at a time when applicable laws, Company policies or an agreement between the Company and its underwriters do not prohibit a sale. The Company also may require you to enter into a shareholder’s agreement (or similar agreement) that will include additional restrictions on the transfer of Shares acquired under this Award that will remain effective after such Shares have vested.

Voting and Dividends:	While the Restricted Shares are subject to forfeiture, you may exercise full voting rights and will be entitled all dividends and other distributions paid with respect to the Restricted Shares, in each case so long as the applicable record date occurs before you forfeit the Restricted Shares; provided that any dividends and distributions other than cash dividends will be held in the custody of the Company and will be subject to the same risk of forfeiture, restrictions on transferability and other terms of this Award that apply to the Restricted Shares with respect to which such distributions were made. All such non-cash dividends or other distributions will be paid to you within 45 days following the full vesting of the Restricted Shares with respect to which such distributions were made.

Transferability of Award:	You may not transfer or assign this Award for any reason, other than as set forth in the Plan. Any attempted transfer or assignment will be null and void.

Market Stand-Off:	In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, you agree that you will not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer or agree to engage in any of the foregoing transactions with respect to, any Shares acquired under this Award without the prior written consent of the Company and the Company’s underwriters. Such restriction will be in effect for such period of time following the date of the final prospectus for the offering as may be determined by the Company. In no event, however, will such period exceed one hundred eighty (180) days. You agree to execute any lock-up agreement or similar agreement requested by the Company or the Company’s underwriters to evidence the foregoing obligations plus such other obligations that are generally applied to Company stockholders in connection with the underwritten public offering.

Tax Withholding:	You understand that you (and not the Company or any Affiliate) will be responsible for your own federal, state, local or foreign tax liability and any other tax consequences that may arise as a result of the transactions contemplated by this Award. You will rely solely on the determinations of your tax advisors or your own determinations, and not on any statements or representations by the Company or any of its agents, with regard to all such tax matters. You understand that you may alter the tax treatment of the Shares subject to this Award by filing an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”). Such election must be filed within thirty (30) days after the date of this Award to be effective. You should consult with your tax advisor to determine the tax consequences of acquiring the Shares and the advantages and disadvantages of filing the Code Section 83(b) election. You acknowledge that it is your sole responsibility, and not the Company’s, to file a timely election under Code Section 83(b), even if you request the Company or its representatives to make this filing on your behalf. To the extent that the receipt or the vesting of the Restricted Shares, or the payment of dividends on the Restricted Shares, results in income to you for federal, state or local income tax purposes, except as otherwise provided in the following paragraph, you will deliver to the Company at the time the Company is obligated to withhold taxes in connection with such receipt, vesting or payment, as the case may be, such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations. If you fail to do so, the Company has the right and authority to deduct or withhold from other compensation payable to you (including Restricted Shares as described in the following paragraph) an amount sufficient to satisfy its withholding obligations or to delay delivery of the shares. If you do not make an election under Code Section 83(b) in connection with this Award and only if permitted by the Company, you may satisfy the withholding requirement in connection with the vesting of the Restricted Shares, in whole or in part, by electing to have the Company withhold for its own account the number of Restricted Shares that would otherwise be released to you on the date the tax is to be determined having an aggregate Fair Market Value (on the date the tax is to be determined) equal to the tax that the Company must withhold in connection with the vesting of such Restricted Shares. The Fair Market Value of any fractional Share not used to satisfy the withholding obligation (as determined on the date the tax is determined) will be paid to you in cash.

Miscellaneous:

•   This Award may be amended only by written consent signed by both you and the Company, unless the amendment is not to your detriment. Notwithstanding the foregoing, this Award may be amended or terminated by the Board or the Committee without your consent in accordance with the provisions of the Plan.

• The failure of the Company to enforce any provision of this Award at any time will in no way constitute a waiver of such provision or of any other provision hereof.

•   In the event any provision of this Award is held illegal or invalid for any reason, such illegality or invalidity will not affect the legality or validity of the remaining provisions of this Award, and this Award will be construed and enforced as if the illegal or invalid provision had not been included in this Award.

•   As a condition to the grant of this Award, you agree (with such agreement being binding upon your legal representatives, guardians, legatees or beneficiaries) that this Award will be interpreted by the Committee and that any interpretation by the Committee of the terms of this Award or the Plan, and any determination made by the Committee pursuant to this Award or the Plan, will be final, binding and conclusive.

• This Award may be executed in counterparts.

BY SIGNING BELOW AND ACCEPTING THIS RESTRICTED STOCK AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN. YOU ALSO ACKNOWLEDGE RECEIPT OF THE PLAN.

TYPTAP INSURANCE GROUP, INC.

By:
Paresh Patel, Chief Executive Officer	[Name of Recipient]

Date:

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